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Exhibit 11              Omnicare, Inc. and Subsidiary Companies
                       Computation of Earnings Per Common Share
                        (in thousands, except per share data)

                                                            Three Months Ended
                                                                  March 31,
                                                           ----------------------
                                                             1995          1994
                                                           --------      --------
Primary Earnings*
  Net income                                               $  5,187      $  3,382
  Aftertax expense related to preferred stock dividend
   payable to minority interest in subsidiary                     3          --
  Minority interest in net income of subsidiary                  (4)         --
                                                           --------      --------
  Net income as adjusted                                   $  5,186      $  3,382
                                                           ========      ========
  Shares
  Weighted average number of common
   shares outstanding                                        12,783        10,830
  Additional shares assuming conversion of:
   Stock options and stock warrants                             317           154
                                                           --------      --------
  Average common shares outstanding and
   equivalent as adjusted                                    13,100        10,984
                                                           ========      ========

  Primary earnings per common share                        $   0.40      $   0.31
                                                           ========      ========
Fully Diluted Earnings

 Net income                                                $  5,187      $  3,382
 Aftertax expense related to preferred stock divided
  payable to minority interest in subsidiary                      3          --
 Minority interest in net income of subsidiary                   (4)         --
 Aftertax interest expense related to 5 3/4%
  convertible subordinated debentures                           803           810
                                                           --------      --------
 Net income as adjusted                                    $  5,989      $  4,192
                                                           ========      ========
  Shares
  Weighted average number of common
    shares outstanding                                       12,783        10,830
  Additional shares assuming conversion of:
    Stock options and stock warrants                            363           154
    Convertible subordinated debentures                       2,788         2,788
                                                           --------      --------
  Average common shares outstanding and
    equivalents as adjusted                                  15,934        13,772
                                                           ========      ========
  Fully diluted earnings per common shares:                $   0.38      $   0.31
                                                           ========      ========

* This calculation is submitted in accordance with Regulation S-K Item 602(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 if it results in dilution of less than 3% or is anti-dilutive.

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